Exhibit 10.3

AMENDMENT TO THE CONCESSION GRANTED BY THE FEDERAL GOVERNMENT THROUGH THE MINISTRY OF COMMUNICATIONS AND TRANSPORTATION, HEREINAFTER, THE “MINISTRY,” IN FAVOR OF FERROCARRIL DEL NORESTE, S.A. DE C.V., WHO CHANGED ITS NAME TO TFM, S.A. DE C.V., NOW KANSAS CITY SOUTHERN DE MÉXICO, S.A. DE C.V., HEREINAFTER, THE “CONCESSION HOLDER,” ON DECEMBER 2, 1996, PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:
RECITALS

I.
On December 2, 1996, the Federal Government, through the Ministry, granted to the Concession Holder a Concession (i) to operate and exploit the Northeast railroad route described in Annex one, the configuration, areas, metes and bounds and routes of which are detailed in Annex two; (ii) for the use, exploitation and operation of the public property described in Annex three, except for the areas indicated in Annex four; and (iii) for the provision of the public freight rail transportation service in this railroad, which includes the permits to provide the ancillary services indicated in Annex five, in accordance with the terms set forth in the Concession, which was published in the Official Gazette of the Federation on February 3, 1997 and amended on February 12, 2001, November 22, 2006 and December 31, 2013, hereinafter the Concession.

II.
The 2013-2018 National Development Plan, in its section IV “Mexico Prosperous,” Objective 4.9, Strategy 4.9.1, as line of action for the “Railway Sector,” proposes the construction of new railway sections, bypasses, shortenings and the relocation of railway lines that allow connect nodes of the National System of Logistics Platforms, the monitoring of conservation and modernization programs of railways and bridges, to maintain the infrastructure in which the trains circulate in proper operating conditions and the promotion of the establishment of a comprehensive strategic railway safety program.

III.
The 2014-2018 National Infrastructure Program, Chapter 2 “Communications and Transportation Sector,” 2.1 Diagnosis, 2.1.2 Problems of the sector at the domestic level, 2.3 Objective, strategies and lines of action, 2.3.2 Strategies and lines of action , Strategy 1.1, Line of Action 1.1.4, plans to modernize and expand the transport infrastructure in a way that promotes balanced regional development. Therefore, it is very important to increase the investment and maintenance of the national rail network, guaranteeing agile, modern, fast and economic transportation.

IV.
Pursuant to a Letter of Intent dated February 10, 2003, signed by the Cameron County of the United States of America, and the Government of the State of Tamaulipas, it was envisaged to build a rail bypass to the west of the Cities of Brownsville and Matamoros, confirming the intention to carry out the relocation studies of the train tracks and the B&M international bridge, through the construction of both the new international bridge crossing, and facilities and train tracks in the west area of Brownsville and Matamoros.

V.
Pursuant to the agreement dated May 11, 2004, the Cameron County of the United States of America, the Government of the State of Tamaulipas, Mexico, the City of Brownsville, Texas, the Municipality of Matamoros, Tamaulipas, the company Union Pacific Railroad and the Concession Holder, confirmed the crossing point of the new international rail bridge on the northern border.

VI.
Pursuant to the Coordination Agreement dated December 2, 2009 executed by the Federal Government and the Government of the State of Tamaulipas, mechanisms were established in order to carry out the release of the right of way necessary for the construction of the Matamoros-Brownsville Rail Bypass and the Mexican part of the new International Rail Bridge in that state, hereinafter the “Project.”

VII.
Pursuant to agreement resolution CT/3A EXT/22-JULIO-2010/VII, dated July 26, 2010, the Technical Committee of Trust Number 1936 of the National Infrastructure Fund of the Banco Nacional de Obras y Servicios Públicos, authorized the granting of a Non-Recoverable Support, as a Contribution, in favor of the Ministry, for an amount of up to $725,000,000.00 (Seven hundred twenty five million pesos 00/100 Mexican currency) plus the applicable Value Added Tax, in order to carry out the Project.

VIII.
On October 2, 2013, the Ministry, through the General Office of Rail and Multimodal Transport, and the Concession Holder, entered into an Agreement to provide for the actions to carry out the Project, the purpose of which was to establish the mechanisms for determining actions for the purpose of carrying out the works and the execution of the necessary acts to carry out the Project, which was fulfilled and today is the subject matter of this amendment to the Concession and the reconfiguration of the concessioned railways, in the relevant sections.

IX.
Pursuant to the minutes dated July 15, 2015, the Ministry and the Concession Holder formalized the delivery-receipt of the Project which included: earthworks, drainage works, complementary works, railways, telecommunications tower, international bridge and administrative offices, located between kilometers F-314+051,205 for the west connection and F-314+765,337 for the east connection, from the “F” line from Monterrey to Matamoros in the State of Tamaulipas.

X.
Minutes dated February 25, 2016 evidence the delivery-receipt of the federally owned property called “Antiguo patio ferroviario de Matamoros” located between kilometers F-328+017.60 in the center of the city of Matamoros, Tamaulipas, and the International Bridge at kilometer F-330+570, made by the Concession Holder on behalf of the Federal Government through the Ministry.

XI.
Mr. José Guillermo Zozaya Delano has legal capacity and sufficient powers to execute this document, as legal representative of the Concession Holder, as evidenced in public deed number 122,385, granted before Mr. Cecilio González Márquez, Notary Public number 151 of Mexico City, and recorded in the Public Registry of Commerce under the commercial file 222,305 dated November 13, 2007, whose powers have not been revoked or modified in any manner and are sufficient for the execution of this amendment to the Concession.
Now, therefore, it is necessary to amend Annex One “Description of the Railway,” Annex Two “Specifications of the Configuration, Surface Areas, Metes and Bounds and Routes of the Railway-Track Letters”, Annex Three, “Specifications of the Property,” and Annex Four “Surface Areas that are excluded from the Concessioned Railway and list of assets with historical, cultural or artistic value.”
APPLICABLE LEGAL PROVISIONS
Having regard to the foregoing, pursuant to Articles 36, sections I, VII, VIII and XXVII of the Organic Statute of the Federal Public Administration; 1, 5, 6, section II, 7, 8, 14 and 30 of the Regulatory Law of the Railway Service; 1, 4, 15 and 36 of the Railway Service Regulations; 5 sections XI and XXIII of the Internal Regulations of the Ministry of Communications and Transportation, and Condition 5.2 of the Concession, this agency of the Federal Executive Branch, hereby amends the Concession, according to the following:
CLAUSES
ONE. The Concession excludes, with respect to the railway that corresponds to the Northeast trunk road, the concessioned property located in the “F” line of kilometer F-328+017.60 through F-330+570, which have an area of approximately 106,815.31 m², with a total length of 2,552.4 meters which include: (i) the railroads and the switchyard identified as “Antiguo patio ferroviario de Matamoros” and the Matamoros-Brownsville international rail bridge on the Mexican side, located in the center of the city of Matamoros, Tamaulipas, the surface areas and metes and bounds of which are identified in Annex “A” hereto; (ii) a left side booth, identified with progressive number 001468, (iii) left side booths identified with progressive number 001469, (iv) right side section booths identified with progressive number 001471, (v) right side section booths identified with progressive number 001472, (vi) right side section booths identified with progressive number 001473, (vii) a right side telegraph office identified with progressive number 1475, (viii) a right side section booth identified with progressive number 01474, (ix) a right side general office identified with progressive number 001476, and (x) any other public property located on said surface area, so this surface area and the works and improvements made by the Concession Holder that are attached to it are reversed to the Federal Government without limitation of ownership and free and clear of any liens.
TWO. Annexes one, two and four of the Concession are hereby amended in order to include any adjustments derived from the construction of the Project, in Annex One; to remove, in Annex Two, any reference to the assets located from kilometer F-328+017.60 to kilometer F-330+570, the specifications, surface areas and metes and bounds of which are identified in the document referred to in Clause One above and in the respective track letters, which are attached hereto as Annex “B”, and to exclude from the Concession, in Annex Four, the surface area and assets located from kilometer F-328+017.60 to kilometer F-330+570.
THREE. Annexes three and four of the Concession are hereby amended in order to remove, in Annex Three, any reference to public property located from kilometer F-328+017.60 to kilometer F-330+570, the specifications, surface areas and metes and bounds of which are identified in the document referred to in Clause One above, and which are identified in the certificates attached hereto as Annex “C”, as well as to exclude said property from the Concession, in Annex Four.
FOUR. The assets listed below, which are located between km FK 314+051.205 and km FK 314+765.337 are hereby included in the Concession:

(i)
The Matamoros-Brownsville Rail Bypass, with a total surface area of 10,908,138 meters, which connects with the “F” line at kilometer F-314+051,205 for the west connection and kilometer F-314+765,337 for the east connection, whose chains correspond to the needle points for each of the two tracks that form the “Y”, through which it connects. The Matamoros-Brownsville Rail Bypass will be called “FK Line.”

(ii)
The switchyard located in the Matamoros-Brownsville Rail Bypass and that starts at 1+257.666 and ends at 4+538.600, with a length of 20.354.864 meters of tracks, divided into two traffic lanes, seven load classification lanes, two lanes for the receipt and dispatch of trains, two workshop tracks for travel inspections and minor repairs, two customs inspection roads and two switching tracks.

(iii)	An administrative building, a building for customs inspection and a building for a minor repair shop.

(iv)	The portion of the international bridge on the Mexican side, with a length of 558,858 meters.
The public property that are in the “FK Line” are indicated in the drawing attached hereto Annex “D”, which will become part of Annex Four to the Concession.
FIVE. The property listed in the previous Clause Four are included in the Concession, superseding the relevant track letters of annex two, which are attached to this amendment as Annex “E”.
SIX. The property listed in the previous Clause Four are included in the Concession, said property are described in the certificates that, attached hereto as Annex “F”, become part of annex three to the Concession.
SEVEN. This amendment will become effective as of its execution and will become an integral part of the Concession. Except as provided by this amendment, the remaining conditions of the

Concession and its annexes continue to be in effect, without this amendment being in any way a novation to the rights and obligations previously acquired by the Concession Holder.
EIGHT. The Concession Holder unconditionally accepts the amendment to the Concession, subject matter hereof, in accordance with the terms stated above.
NINE. The Concession Holder will process, at its expense, the publication in the Official Gazette of the Federation of this amendment to the Concession, without annexes, within a period not to exceed 60 calendar days from the date of this amendment.

This Amendment to the Concession is executed in Mexico City on December 20, 2017.
By THE MINISTRY

Gerardo Ruiz Esparza
Ministry of Communications and Transportation

By THE CONCESSION HOLDER

José Guillermo Zozaya Délano
Legal Representative of Kansas City Southern de México, S.A. de C.V.